FORM OF EMPLOYEE LETTER AGREEMENT
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CONFIDENTIAL
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[Date]


[Employee Name]
[Address Line 1]
[Address Line 2]

Dear [Employee Name]:

On behalf of the Board of Directors, I am pleased to extend this offer of employment as Senior Vice President and Chief Financial Officer of Carver Bancorp, Inc. ("Carver") commencing January 31, 2000 (your duties, as generally defined, are provided in the position description enclosed herein as Attachment
A).

You will report to the President and Chief Executive Officer and you will be compensated as follows.

BASE SALARY:                        $[          ]

INCENTIVE COMPENSATION:             Bonus in an amount up to 15% of base salary,
                                    although the Board may, in its discretion, make an award outside of the aforementioned range.*

                                    Restricted stock in an amount of 1,000
                                    shares, vesting in equal installments over a period of 3 years, beginning at the end of the first full year of employment**

                                    Stock Options in an amount of 4,000 shares, vesting in equal installments over a period of 3 years, beginning at the end of the first full year of employment**

The first three months of employment shall be an introductory period. At the end of the introductory period, you shall be eligible to participate in all generally applicable employee benefit programs established pursuant to the policies of Carver. Such benefits include comprehensive health, dental, vision, life insurance, long-term disability, 401(k) and Employee Stock Ownership plans, on a non-contributory or contributory basis. You are eligible to enroll in the Bank's Medical Benefits Programs immediately. You will receive the information and material necessary for enrollment on your first day of employment. You must enroll within 30 days of your start date or you will have to wait until the next open enrollment period, currently January of every year. You will receive 20 days vacation during the calendar year ending December 31, 2000, which can be taken upon successful completion of the introductory period, subject to changes that may be made after a review of the Bank's vacation and other benefits policies is completed (see enclosed summary of Carver's benefits which are enclosed herein as Attachment B).


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[EMPLOYEE NAME] OFFER LETTER, PG. 2

This is an offer of "at will" employment, that is, Carver retains the right to terminate the employment relationship at any time, with or without cause. However, in the event of a termination other than for cause, due to a change in control, as defined in the Carver Severance Plan (the "Plan"), as approved by the Office of Thrift Supervision (enclosed herein as Attachment C), a series of post-termination payments and benefits would be granted.

I encourage you to read the Severance Plan in its entirety. While under this Plan you are not eligible for payment until you have completed one year of service, we have asked the Office of Thrift Supervision to approve, as part of the terms of your employment with Carver, the conditions and maximum termination payments provided under the Plan and as noted below:

o eligibility results from termination in the case of changes of control as defined in the Plan and other circumstances at the discretion of the Board as Plan Administrator. Conduct amounting to "cause" as defined in the Plan, is not eligible.
o continuation of weekly salary for a length of 39 weeks as well as a lump sum payment for any unused vacation time (note that this is the maximum allowed under the Plan for Senior Officers of the Bank).
o continuation of participation in the Bank's health plan, including premium sharing arrangements, deductibles and co-payments, during the severance period.
o utilization of the services of an outplacement counseling firm at the Bank's expense, for assistance in preparing a resume, developing interviewing skills, identifying career opportunities and evaluating job offers and other such services, up to a maximum of 10% of your salary.
o all payments are subject to completion of a list of transition assignments, release of legal liabilities, non-compete and non-disclosure provisions.

Our offer is contingent upon your completing the enclosed employment package. The package includes a security data sheet, the code of Professional Conduct and confirmation of employment authorization (Immigration and Naturalization Service's Form 1-9). In addition, it will be necessary for you to successfully complete a confidential drug and fingerprint screening and a background investigation, including, but not limited to, your employment, education and credit history. Your employment at Carver is further subject to approval by the Office of Thrift Supervision for whom you must complete the enclosed form, the Interagency Biographical and Financial Report.

If this offer meets with your agreement, please indicate so by signing in the space provided below. We look forward to having you join this most ambitious effort to reposition Carver for the 21st century.

Very truly yours,


Deborah C. Wright

                                            I accept

                                            ____________________________________
                                            [Employee Name]

c:       Frederick O. Terrell, Chairman of the Board


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[Employee Name] OFFER LETTER, PG. 3

* Bonuses will be based on the performance of Carver generally and your department specifically, payable in cash and/or in stock options, at the Bank's discretion. These amounts and the conditions and deliverables upon which they are payable have not yet been finalized. A list of likely objectives for the Finance Department under your leadership is attached as Attachment D.
** Such restricted stock and options grants are subject to approval by the Board of Directors and the Company's shareholders.

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[EMPLOYEE NAME] OFFER LETTER


                                  ATTACHMENT D


[EMPLOYEE NAMES] PERFORMANCE OBJECTIVES